STOCK PURCHASE AGREEMENT
                           AND PLAN OF REORGANIZATION

      AGREEMENT entered into as of the 5th day of August, 1998, among Ergovision, Inc., a Delaware corporation (the "Buyer"), Foggles, Inc. an Ohio corporation (the "Company"), and Elizabeth Lines Gilson, Richard D. Gilson, Jerry K. Mueller, Jr., and Gerald L. Smith being the holders of all of the issued and outstanding capital stock of the Company (the "Sellers").

                                    RECITALS

      WHEREAS, the Sellers collectively own all of the outstanding shares of Common Stock, without par value per share, of the Company (the "Company Shares"), and are willing to sell the Company Shares to Buyer; and

      WHEREAS, the parties hereto wish to adopt an agreement pursuant to which Buyer will acquire all of the Company Shares in exchange for shares of Buyer's $0.001 par value Common Stock ("Buyer's Common Stock") and for other consideration as more fully set forth herein; and

      WHEREAS, for federal income tax purposes, it is intended that the Plan of Reorganization shall qualify as a tax-free reorganization under Section 368
(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder; and

      NOW, THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1. Plan of Reorganization and Purchase and Sale of Stock

A. Plan of Reorganization

      The parties to this Agreement hereby adopt a Plan of Reorganization pursuant to the provisions of Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder to be effectuated in the manner hereinafter set forth. Neither the Buyer, Company nor any of the Sellers shall intentionally take or cause to be taken any action, whether or not at, prior to or after the Closing, which would disqualify the Plan of Reorganization as a "pooling of interests" for financial accounting purposes or as a tax-free "reorganization" within the meaning of Section 368 (a) of the Code.

B. Exchange of Shares.

      (a) Subject to the provisions of this Agreement, each of the Sellers agrees to sell, and Buyer agrees to purchase, at the Closing (as defined in Article 1.C hereof), the number of Company Shares set forth on Exhibit A hereto next to such Seller's name. In consideration of such sale, Buyer agrees that it will deliver to the Sellers an aggregate of Two Hundred and Fourteen Thousand (214,000) Shares of duly authorized, validly issued, fully-paid and non-assessable shares of Buyer's Common Stock ("Purchase Shares").

      (b) Each Seller shall receive Twenty-Five (25%) Percent of the Purchase Shares which is equal to the percentage of the Company Shares owned by such Seller as set forth in Exhibit A hereto.

C. Time of Closing.

      The closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall take place simultaneously with the execution of this Agreement; provided, however, that in no event shall the Closing date be extended beyond August 31, 1998.

D. Delivery of Company Shares.

      At the Closing, the Sellers and Company shall deliver or cause to be delivered to Buyer, among other things:

      (a) certificates for all the Company Shares owned by each of the Sellers, duly endorsed in blank for transfer, or with stock powers attached duly executed in blank, with all signatures notarized or, at the election of Buyer, guaranteed in the form of Exhibit B hereto;

      (b) such other documents as may be required to effect a valid transfer of the Company Shares by the Sellers, free and clear of any and all liens and encumbrances;

      (c) general releases by all officers, directors and stockholders of the Company of any liability of the Company to them, or any claim that they may have against the Company in the form of Exhibit C hereto; and

      (d) such other documents as may be required elsewhere in this Agreement or may be reasonably requested by Buyer.

E. Delivery of Purchase Shares.

      Buyer shall deliver or cause to be delivered to Sellers, among other things, certificates for that number of Purchase Shares as determined in Article 1.B(b) hereof within five (5) business days after the date of Closing.

F. Further Assurances.

      Sellers and Buyer from time to time after the Closing, at the request of the other party and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as such other party may reasonably require to more effectively transfer the Company Shares to the Buyer and to otherwise consummate the transactions contemplated herein.

ARTICLE 2. Representation and Warranties of the Company and Sellers

      Each Seller, jointly and severally, and the Company, to induce Buyer to enter into and consummate this Agreement, represents and warrants to Buyer that:

      A. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with the power to own its properties and carry on its business as now being conducted.

      B. The Company is duly licensed or qualified and in good standing as a foreign corporation in those states where the nature of the business transacted by the Company makes such license or qualification necessary.

      C. The Company does not have any subsidiaries or equity interest in any other corporation or entity.

      D. The Company is authorized to issue one class of Capital Stock, to wit, Common Stock, no par value, of which Four Hundred (400) Company Shares are issued and outstanding and owned by the Sellers and represents 100% of the issued and outstanding Capital Stock of the Company.

      E. All of the Company Shares are duly authorized, issued and outstanding and fully paid and non-assessable.

      F. The Company has no options, warrants, notes or securities outstanding convertible into the Company's authorized and unissued Common Stock.

      G. Each Seller is the lawful owner of record, and beneficially, of the number of Company Shares set forth after his or her name on Exhibit A hereto, free and clear of all liens, encumbrances, agreements, trusts, claims and equities of any kind and nature.

      H. Each Seller has full legal power and capacity to enter into this Agreement and consummate all transactions set forth herein.

      I. The delivery of the Shares on the date hereof in accordance with this Agreement will vest good and marketable title to the Company Shares in Buyer, free and clear of all liens, encumbrances, claims and equities and every kind and nature.

      J. Attached hereto on Schedule J are the financial statements of the Company for the period ending June 30, 1998.

      K. The Company has no obligations or liabilities of any kind or nature whether accrued, fixed or contingent other than those liabilities indicated and set forth on Schedule J and those liabilities incurred since June 30, 1998 have been in the ordinary course of business which in the aggregate have not adversely affected the financial condition of the Company and conduct of its business as a whole.

      L. The Company is not a party or a signatory to any lease, contract, plan, agreement, pension plan, hospitalization plan, or any other such obligation or commitment of any kind or nature.

      M. The Company has good and marketable title to all of its properties and assets both real and personal free and clear of any mortgage, pledge, lease, lien, encumbrance, charge or title.

      N. Since June 30, 1998, to the date hereof, there has not been:

            (i) Any adverse change in the financial condition or business of the Company other than changes occurring in the ordinary course of business;

            (ii) Any disposition, issuance or grant by the Company of any of its capital stock or of any option or right to acquire any of its capital stock, or any acquisition or requirement for a consideration by the Company of any of its capital stock, or any declaration or payment of any dividend or other distribution relating to its capital stock;

            (iii) Any sale or other disposition of any asset (other than cash or its equivalent) owned or used by the Company at the close of business as at June 30, 1998 or thereafter acquired or used, except expenditures and commitments in the ordinary course of business;

            (v) Any damage, destruction or loss adversely affecting the property or business of the Company;

            (vi) Any loans or advances by the Company to any party or person;

            (vii) Any general increase by the Company in the rate or rates of salary or compensation of employees or agents or any specific increase in the salary or compensation of any employee or agent whose salary or compensation after such increase would be at an annual rate in excess of Ten Thousand ($10,000) Dollars;

            (viii) Any cancellation or surrender (or notice thereof) of any policy or insurance of any kind or nature;

            (ix) Any indebtedness incurred by the Company except in the ordinary course of business, or any quaranty furnished by the Company covering the liability of another person, party, company or corporation;

            (x) Any cancellation of any indebtedness due the Company except by full payment thereof; or

            (xi) Any labor disputes of any kind or nature affecting the Company.

      O. There is no action, lawsuit, proceeding or investigation pending or, to the knowledge of each Seller, threatened against the Company or such Sellers, or to the knowledge of any Seller any state of acts which may give rise thereto.

      P. To the knowledge of each Seller:

            (i) the Company has in full force and effect all governmental licenses and permits required for the operation of its business.

            (ii) a list of such licenses and permits, if any, is set forth on Schedule P attached hereto;

            (iii) no violations are or have been recorded in respect of any such existing licenses or permits and remain uncorrected as of the date hereof;

            (iv) no proceeding is pending or threatened looking toward the revocation or limitation of any of such existing licenses or permits;

            (v) the Company's properties are in compliance with all applicable local zoning laws;

            (vi) there are no violations of any laws, rules, regulations, orders or ordinances applicable to the business or properties of the Company (including reporting requirements of any governmental agency) which would adversely affect the business and operations of the Company; and

            (vii) there are no actions or proceedings pending or threatened against the Company for violation of any safety or environmental control laws, rules, regulations, orders and ordinances.

      Q. The execution and performance of this Agreement will not result in a breach of or constitute a default or violation under any:

            (i) Charter, by-law, note, obligation, agreement or other document to or by which the Company is a party or is bound or any of its properties is subject; or

            (ii) statute, decree, judgment, order or rule of any court or governmental authority.

      R. A description of all real property owned or leased by the Company with a brief description of the principal facilities, buildings and structures located thereon is attached hereto as Schedule R.

      S. Set forth on Schedule S a list of all automobiles, or office equipment owned by or used in the Company's business.

      T. Set forth on Schedule T is a description of all policies of life, fire, extended coverage, public and products liability insurance or any other insurance in force in respect of the Company or on the life of any officer, director or Sellers of the Company and of which the Company is a beneficiary and said policies listed on Schedule T are in full force and effect, and that the Company is not delinquent with respect to any premium payment thereon.

      U. Set forth on Schedule U is a list of the names and current annual compensation rates of all employees of the Company whose current annual salary rate is Five Thousand ($5,000) Dollars or more.

      V. Set forth on Schedule V is a list of each bank in which the Company has a bank account or safe deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the names of all persons holding powers of attorney from the Company.

      W. Set forth on Schedule W is a list of all officers and directors of the Company.

      X. The provisions made for taxes in the June 30, 1998 financial statements of the Company delivered under this Agreement are sufficient for the payment of all unpaid federal, state, county and local taxes of the Company accrued to the date thereof, whether or not disputed. All federal, state, county and local taxes due and payable by the Company through the date hereof have been accrued on its books, and:

            (i) there is an agreement by the Company extending the time for assessment or payment of any tax;

            (ii) the Company has filed all federal, state, county, and local tax returns required to be filed through the date hereof;

            (iii) there is no claim for additional federal, state, county or local tax returns required to be filed through the date hereof; and

            (iv) the Company has not been audited by the Internal Revenue Service ("IRS") or other governmental authority through the year 1998.

      Y. All of the real and personal property and the equipment owned by the Company on the date hereof is indicated on Schedule Y and the Company has good title thereto free and clear of all liens and encumbrances except as indicated on Schedule Y.

      Z. The inventory of the Company as at the date hereof is usable and being sold for consumption by the general public.

      AA. The Company to the knowledge of the Sellers has good title to all of its Intellectual Property Rights.

      (a) For purposes of Section AA, "Intellectual Property" means all patents, patent applications, trade marks (whether registered or unregistered) or service marks, trade secrets, trade-dress, know-how, trade mark or service mark applications, trade names, copyrights, licenses and computer software, owned or used by the Company.

      (b) All rights of ownership of, or material licenses to use, Intellectual Property held by the Company are listed on Schedule AA. To the best knowledge of the Sellers and the Company, there are no Intellectual Property rights, other than those set forth on this schedule.

      (c) Except as set forth on Schedule AA, all rights to Intellectual Property required to be listed in Schedule AA:

            (i) are owned exclusively by the Company, free and clear of any attachments, licenses, sub-licenses or encumbrances, such that no other person has any right or interest in or license to use or right to license others to use any of the Intellectual Property;

            (ii) are freely transferable (except as otherwise required by law); and

            (iii) are not subject to any outstanding order, decree, judgment or stipulation.

      (d) All licenses and other agreements pursuant to which any item of Intellectual Property is licensed or used by the Company are valid, binding and enforceable and there does not exist thereunder a default or event or condition which, after notice or lapse of time or both, would constitute a default by any party thereto.

      (e) No proceedings to which the Company is a party have been commenced which (i) challenge the rights of the Company in respect of the Intellectual Property listed on Schedule AA, or (ii) charge the Company with infringement of any other person's rights in Intellectual Property and, to the knowledge of the Company and Sellers, no such proceeding to which the Company is not a party has been filed, nor are any such proceedings threatened to be filed.

      (f) The Company is not infringing upon any Intellectual Property rights of any other person and, to the knowledge of the Company and Sellers, none of the rights in Intellectual Property listed on Schedule AA is being infringed by any other person, and the Company has received no notification or threat from any third party with respect to any activity of the Company.

      (g) Except as set forth on Schedule AA, no director, officer or employee of the Company owns, directly or indirectly, in whole or in part, any Intellectual Property right which the Company has used, is presently using, or the use of which is reasonably necessary to its business as now conducted or presently contemplated to be conducted.

      BB. Each Seller is purchasing or acquiring the Shares of Buyer's Common Stock for his or her own account for investment and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Act"). Each Seller hereby consents to the placing of a legend substantially similar to the following on each certificate for the shares of Buyer's Common Stock, and each Seller agrees to abide by the restrictions contained therein:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold, transferred or assigned unless registered under the Act, pursuant to Rule 144, or an opinion of counsel, satisfactory to the corporation, is obtained to the effect that such sale, transfer or assignment is exempt from the registration requirements of the Act.

      CC. Each Seller understands that the Shares of Buyer's Common Stock have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of such Seller's investment intent as expressed herein. Each Seller acknowledges that the shares of Buyer's Common Stock can be sold only if registered under the Act or an exemption from such registration is available. Each Seller has been advised of or is aware of the provisions of Rule 144 promulgated under the Act, which rule permits resale of securities purchased in a private placement subject to the satisfaction of certain conditions contained therein.

      DD. No representation or warranty made herein by any Seller or any statement, certificate, Schedule or document furnished or to be furnished to the Buyer herewith contains any untrue fact or statement or omits or will omit to state any fact reasonably necessary to make the statements herein not misleading, and shall be true and correct as though made on and as of the Closing Date, and all copies of documents delivered hereunder are true and complete copies.

ARTICLE 3. Representation and Warranties of Buyer

      Buyer represents and warrants to the Sellers that:

      A. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and operate its properties, to carry on its business as presently conducted, to enter into this Agreement and to carry out the terms hereof.

      B. There is no action, suit, proceeding or investigation pending, or to Buyer's knowledge and belief any basis therefore or any threat thereof, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

      C. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all requisite corporate action, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

      D. Buyer is not in violation of any term of its certificate of incorporation or by-laws, or of any material term of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, applicable to Buyer, and the execution, delivery and performance of this Agreement will not result in any such violation.

      E. Buyer is not required to obtain any consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority in connection with the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby.

      F. The representations, warranties and covenants of Buyer contained in this Agreement are true and correct, as though made on as of the Closing Date, and Buyer has no reason to believe that the representations, warranties and covenants of Buyer contained in this Agreement contain an untrue statement of a material fact required to be stated therein or necessary to make the statements therein contained not misleading.

      G. Buyer agrees that upon becoming a reporting company with the Securities and Exchange Commission it shall use its best efforts to continue to maintain such status.

ARTICLE 4. Sellers and Company's Closing Documents

      The Sellers and Company are herewith delivering to Buyer the following documents and instruments pursuant to the terms of this Agreement:

      A. All of the Shares duly endorsed for transfer before a Notary Public by each of the respective Sellers, with the proper notarized acknowledgment and stock transfer tax stamps affixed thereto (if so required by law), guaranteed in the form of Exhibit B hereto.

      B. A general release executed by each officer, director and Seller of the Company releasing any claim they may have against the Company or any officer or director of the Company (inclusive of any subsidiary of the Company), except as may otherwise be reserved under this Agreement as set forth in Exhibit C hereto.

      C. A Secretary's Certificate, as set forth in Exhibit D, dated the date hereof duly executed by the Company to the effect that annexed to said certificate is a true and complete copy of:

            (i) the Certificate of Incorporation and all amendments thereto of the Company;

            (ii) the Company's By-Laws and all amendments thereto; and

            (iii) correct and complete copy of the resolutions adopted by the Board of Directors of the Company approving this Agreement.

      D. Sellers shall deliver to Buyer, at the Closing, a complete and correct list of all of the officers and directors of the Company and Buyer shall have received the written resignations of such officers, directors of the Company, which resignations will be effective no later than the Closing.

ARTICLE 5. Buyer's Closing Documents

      Buyer is herewith delivering to Seller the following documents and instruments pursuant to the terms of this Agreement:

      A. Secretary's Certificate executed by Buyer's Secretary to the effect that the execution and delivery of this Agreement and the consummation thereof has been duly approved by the Buyer's Board of Directors as set forth in Exhibit E hereto.

ARTICLE 6. Indemnification by Buyer

      (a) Buyer hereby agrees to indemnify and hold harmless Sellers from and against any claim, demand or liability, whether or not meritorious (and against any costs and expenses, including, without limitation, attorney's fees incurred in resisting any such claim, demand or liability), arising out of any action or omission on or after the Closing by Buyer in, or resulting from, the operation of the business purchased hereunder.

      (b) Buyer shall give Sellers prompt written notice of any such claim, demand or asserted liability and shall permit Seller to defend against any such claim, demand or liability by counsel of its choice. Buyer shall cooperate with Seller in such defense and shall make its books and records and personnel available to Seller in connection therewith.

ARTICLE 7. Indemnification by Sellers

      (a) Except for liabilities disclosed on the Balance Sheet (Schedule J) or as otherwise provided herein, Sellers hereby agree to indemnify and hold harmless Buyer from and against any claim, demand or liability, whether or not meritorious (and against any costs and expenses, including, without limitation, attorney's fees incurred in resisting any such claim, demand or liability), arising out of any action or omission before the Closing by Sellers in, or resulting from, the operation of the business purchased hereunder.

      (b) Sellers shall give Buyer prompt written notice of any such claim demand or asserted liability and shall permit Buyer to defend against any such claim, demand or liability by counsel of its or their choice. Sellers shall cooperate with Buyer in such defense and shall make its books and records and personnel available to Buyer in connection therewith.

ARTICLE 8. Survival of Warranties

      All representations and warranties made herein by any of the parties or signatories to this Agreement shall survive the date hereof and last until the expiration of the applicable statute of limitations in such cases made and provided for.

ARTICLE 9. Restrictive Covenant

      (a) Each Seller agrees for himself that for a period of five (5) years after the date of closing, he or she will not, directly or indirectly, own, manage, operate, join, control, or participate in, or become affiliated as an officer, employee, partner or otherwise in any corporation, partnership or business entity engaged in the same or similar business as the Company anywhere in the World other than the Company.

      (b) Sellers acknowledge that the remedy at law for any breach of the foregoing will be inadequate and that the Company and/or Buyer shall be entitled to injunctive relief.

ARTICLE 10. Brokerage Indemnification

      The parties mutually represent and warrant to each other that no broker or finder was in any way involved with the transactions contemplated by this Agreement.

ARTICLE 11. Consultant Agreement With Sellers.

      The Company shall retain the Sellers for marketing and manufacturing consulting services for a total sum of $30,000 under a consulting contract for a 12-month period starting the first calendar month after the Closing. This will be paid at the rate of $2,500 per month and the services to be provided would include assistance with the continuity of the relationship with existing customers, existing vendors and sources for inventory. In addition, it will include the transition of the records, inventory and business from Columbus, Ohio to Plainview, New York. This consulting contract will cover any compensation due to Gail James and Edward Young, regarding their services to be performed relating to the above services. Sellers shall advise the Buyer in writing as to the distribution of this compensation including the parties and prorata information.

ARTICLE 12. Product Purchasing.

      The Buyer initially agrees to purchase the existing Company non-computer products from the sources named by the Company. This would include, but not be limited to, the glasses made for pilots and marksmen (the "Foggles Products"). Should Buyer in the future, be able to purchase, or have manufactured, or manufacture, these Foggles Products at a price lower than the present manufacturers or suppliers, or in an improved state of quality, Buyer will provide Sellers with an option to meet such prices and quality before transferring the purchasing to another source. Buyer would, of course, retain the right to transfer its purchasing to a new source for a violation of the Agreement by the sources named by the Company, or the failure to deliver consistent quality or product on a timely basis.

ARTICLE 13. Miscellaneous

      A. This Agreement contains the entire understanding between the parties hereto and there have been no oral or other agreements, representations or warranties of any kind or nature (i) concerning or relating to the contents of this Agreement, or (ii) made or given as a condition precedent or inducement to the signing of this Agreement, or (iii) otherwise concerning this Agreement or the subject matter hereof.

      B. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

      C. This Agreement may be executed in one or more counterparts and all such counterparts shall constitute one and the same instrument.

      D. All Schedules and Exhibits referred to in this Agreement shall be deemed to be annexed hereto and made a part hereof.

      E. The construction and performance of this Agreement shall be governed by the laws of the State of New York.

      F. Neither party shall be deemed to have waived any provision of this Agreement unless such waiver shall be in writing and be signed by such party. No waiver shall be deemed a continuing waiver unless so stated in writing.

      G. The Article headings set forth herein are for reference purposes only and do not form a material part of this Agreement.

ARTICLE 14. Notice

      All notices, requests, demands and other communications required or permitted to be given (i) hereunder by any party hereto shall be in writing and shall be deemed to have been duly given when received if delivered personally, or (ii) on the business day following the business day sent if sent by prepaid domestically recognized overnight receipted courier if sent domestically, or
(iii) on the third business day following the day sent if sent by prepaid internationally recognized overnight receipted courier if sent internationally, or (iv) when receipt telephonically acknowledged if sent by telecopier transmission on a business day or, if not a business day, on the next following business day, or (v) when answered back if sent by telex, if on a business day, or if not a business day, or the next following business day, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice) or, (vi) by U.S. registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by the like notice):

      If to the Sellers or to the Company, to:

      Jerry K. Mueller, Jr.                     Elizabeth Lines Gilson
      Mueller and Smith, L.P.A.                 115 Lake Drive
      7700 Rivers Edge Drive                    Oviedo, FL 32767
      Columbus, Ohio 43235-1355
      Tel: 614-436-0600                         Tel: 407-365-1499
      Fax: 614-436-0057

      Gerald L. Smith                           Richard D. Gilson
      Mueller and Smith, L.P.A.                 115 Lake Drive
      7700 Rivers Edge Drive                    Oviedo, FL 32767
      Columbus, Ohio 43235-1355
      Tel: 614-436-0600                         Tel: 407-365-1499
      Fax: 614-436-0057

      If to the Buyer, to:

      Ergovision, Inc.
      One Fairchild Court
      Plainview, NY 11803
      Attn: Robert B. Greenberg, CEO
      Tel:  516-349-1110
      Fax:  516-349-9191

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

ARTICLE 15. Arbitration

      A. In the event of any dispute between the parties arising out of the construction, application, or implementation of this Agreement or any documents related thereto, the parties shall submit their dispute to binding arbitration before the American Arbitration Association pursuant to the commercial arbitration rules then prevailing. Any demand for arbitration shall be in writing, addressed to the parties affected thereby, in accordance with the notice provisions of this Agreement.

      B. Any arbitration hereunder shall be held at the offices of the American Arbitration Association in New York County, New York if brought by the Company or Sellers and in Columbus, Ohio if brought by the Buyer.

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as an instrument under seal in multiple counterparts as of the date set forth above by their duly authorized representatives.

                                    ERGOVISION, INC.

                                    BY: /s/ Robert B. Greenberg
                                        -------------------------------------
                                        Robert B. Greenberg, Chairman and CEO


                                    FOGGLES, INC.

                                    BY:
                                        -------------------------------------
                                        Elizabeth Lines Gilson, President


                                    SELLERS:



                                    -----------------------------------------
                                    Elizabeth Lines Gilson



                                    -----------------------------------------
                                    Richard D. Gilson


                                    /s/ Jerry K. Mueller, Jr.
                                    -----------------------------------------
                                    Jerry K. Mueller, Jr.


                                    /s/ Gerald L. Smith
                                    -----------------------------------------
                                    Gerald L. Smith

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as an instrument under seal in multiple counterparts as of the date set forth above by their duly authorized representatives.

                                    ERGOVISION, INC.

                                    BY:
                                        -------------------------------------
                                        Robert B. Greenberg, Chairman and CEO


                                    FOGGLES, INC.

                                    BY: /s/ Elizabeth Lines Gilson
                                        -------------------------------------
                                        Elizabeth Lines Gilson, President


                                    SELLERS:


                                    /s/ Elizabeth Lines Gilson
                                    -----------------------------------------
                                    Elizabeth Lines Gilson


                                    /s/ Richard D. Gilson
                                    -----------------------------------------
                                    Richard D. Gilson



                                    -----------------------------------------
                                    Jerry K. Mueller, Jr.



                                    -----------------------------------------
                                    Gerald L. Smith


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